Exhibit 99.1

XPEL, INC.
AMENDMENT NO.1 TO SECOND AMENDED AND RESTATED INSIDER TRADING POLICY
(February 19, 2026)

The section of the Second Amended and Restated Insider Trading Policy under the caption “Quarterly Trading Restrictions” is amended to read, in its entirety, as follows:

“Key Personnel may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning the first day of the last calendar month prior to the end of each fiscal quarter and ending two full business days following the date of the public release of the Company’s earnings results for that quarter. In other words, Key Personnel may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s quarterly earnings and ending the day immediately preceding the first day of the last two (2) calendar weeks of the calendar month prior to the end of each fiscal quarter.”